Exhibit 14.1

ADAPTIMMUNE THERAPEUTICS PLC

CODE OF BUSINESS CONDUCT AND ETHICS

(As Adopted by the Board of Directors of
Adaptimmune Therapeutics plc on 20 July 2017, effective immediately)

I.                                        PURPOSE

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Adaptimmune Therapeutics plc, a company registered in England and Wales, and its subsidiaries and affiliate entities (collectively, the “Company”) consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code is designed to promote:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•                  compliance with all applicable laws, rules and regulations;

•                  prompt internal reporting of violations of the Code; and

•                  accountability for adherence to the Code.

II.                                                           APPLICABILITY

This Code applies to all directors, officers and employees of the Company, whether they work for the Company on a full-time, part-time or temporary basis (each, an “employee” and collectively, the “employees”).  Certain provisions of the Code apply specifically to our Chief Executive Officer, Chief Financial Officer and employees working in the finance department.

The Board of Directors of the Company (the “Board”) has appointed William (Bill) Bertrand, the Chief Operating Officer, as the Compliance Officer for the Company (the “Compliance Officer”).  If you have any questions regarding the Code or would like to report any violation of the Code, please call the Compliance Officer at 001 215 825 9354 or email him at william.bertrand@adaptimmune.com

This Code is without prejudice to the provisions of the Company’s Articles of Association and the general duties of directors of the Company under the Companies Act 2006.  The Companies Act provides that the “general duties” of directors are the duties to: (a) promote the success of the Company, (b) act within powers, (c) exercise reasonable care, skill and diligence, (d) exercise independent judgment, (e) avoid conflicts of interest, (f) not accept benefits from a third party, and (g) declare interests in proposed transactions with the Company.

III.                                                      CONFLICTS OF INTEREST

Identifying Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole.  An employee should actively avoid any private interest that may impact such employee’s ability to act in the interests of the Company or that may make it difficult to perform the employee’s work objectively and effectively.  In general, the following should be considered conflicts of interest:

•                  Competing Business.  No employee may be employed or engaged by a business that competes with the Company or deprives it of any business.

•                  Corporate Opportunity.  No employee should use corporate property, Company information or his or her position with the Company to secure a business opportunity that would otherwise be available to the Company.  If an employee discovers a business opportunity that is in the Company’s line of business through the use of the Company’s property, information or position, the employee must first seek written consent from the Company before pursuing the opportunity in his/her individual capacity.

•                  Financial Interests.

(i)                           No employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business or entity if such interest materially adversely affects the employee’s performance of duties or responsibilities to the Company, or requires the employee to devote time to it during such employee’s working hours at the Company except in the case of any member of the Executive Committee with the prior approval of the Board and in the case of other employees with the prior approval of the VP Human Resources, Nicky Smith (email: nicky.smith@adaptimmune.com or call +44 1235 430117);

(ii)                        No employee may hold any ownership interest in a privately held company that is in competition with the Company except with the prior approval of the Board or as part of participation in a third party managed portfolio, pension or similar investment portfolio scheme;

(iii)                     An employee may hold up to  1% ownership interest in a publicly traded company that is in competition with the Company; provided that if the employee’s ownership interest in such publicly traded company increases to more than  1% the employee must immediately report such ownership to the Compliance Officer;

(iv)                    No employee may hold any ownership interest in a company that has a business relationship with the Company if such employee’s duties at the Company include managing or supervising the Company’s business or operational relations with that company at the time employee holds such ownership interest; and

(v)                       Notwithstanding the other provisions of this Code,

(a) a director or any immediate family member of such director (collectively, “Director Affiliates”) or a member of the Executive Committee or a senior officer or any immediate family member of such Executive Committee member or senior officer (collectively, “Officer Affiliates”) may continue to hold his or her investment or other financial interest in a business or entity (an “Interested Business”) that:

(1)              was made or obtained either (x) before the Company invested in or otherwise became interested in such business or entity; or (y) before the director or Executive Committee member or senior officer joined the Company (for the avoidance of doubt, regardless of whether the Company had or had not already invested in or otherwise become interested in such business or entity at the time the director or Executive Committee member or senior officer joined the Company); or

(2)              may in the future be made or obtained by the director or Executive Committee member or senior officer, provided that at the time such investment or other financial interest is made or obtained, the Company has not yet invested in or otherwise become interested in such business or entity;

provided that such director, Executive Committee member or senior officer shall disclose such investment or other financial interest to the Board;

(b)              an interested director, Executive Committee member or senior officer shall refrain from participating in any discussion of the Company relating to an Interested Business and shall not be involved in any proposed transaction between the Company and an Interested Business; and

(c)               before any Director Affiliate or Officer Affiliate (i) invests, or otherwise acquires any equity or other financial interest, in a business or entity that is in competition with the Company; or (ii) enters into any transaction with the Company, the related director, Executive Committee member or senior officer shall obtain prior approval from the Board.

For purposes of this Code, a company or entity is deemed to be “in competition with the Company” if it competes with the Company’s business of developing TCR therapeutic candidates, T-cell therapies and/or any other business in which the Company is engaged at the applicable time.

•                  Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company.  This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

•                  Service on Boards and Committees. No employee shall serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests could reasonably be expected to conflict with those of the Company and/or which might reasonably be considered to interfere with the performance of the employee’s duties or responsibilities to the Company.  Members of the Executive Committee must obtain prior approval from the Board before accepting any such board or committee position.  Other employees must obtain prior approval from the VP Human Resources before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether an employee’s service in such position is still appropriate and the employee may be requested to resign from any accepted position if such approval is removed.

The above is in no way a complete list of situations where conflicts of interest may arise.  The following questions might serve as a useful guide in assessing a potential conflict of interest situation not specifically addressed above:

•                  Is the action to be taken legal?

•                  Is it honest and fair?

•                  Is it in the best interests of the Company?

Disclosure of Conflicts of Interest

The Company requires that employees fully disclose any situations that could reasonably be expected to give rise to a conflict of interest.  If an employee suspects that he or she has a conflict of interest, or a situation that others could reasonably perceive as a conflict of interest, the employee must report it immediately to the Compliance Officer.  Material conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law and applicable rules of the Nasdaq Select Global Market. Non-material conflicts of interest may be waived by the Compliance Officer.

Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company.  If a member of an employee’s family is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship and the terms and conditions of the relationship must be no less favorable to the Company compared with those that would apply to an unrelated party seeking to do business with the Company under similar circumstances.

Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer.  For the purposes of this Code, “family members” or “members of employee’s family” include an employee’s spouse or partner, siblings, parents, in-laws and children.

IV.                               GIFTS AND ENTERTAINMENT

The giving and receiving of appropriate gifts may be considered common business practice.  Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners.  However, gifts and entertainment should never compromise, or appear to compromise, an employee’s ability to make objective and fair business decisions.

It is the responsibility of employees to use good judgment in this area.  As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment is in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.  All gifts and entertainment expenses made on behalf of the Company must be properly accounted for on expense reports. We encourage employees to record gifts received and provided at our gifts registry on the Company’s intranet. Bribes and kickbacks are criminal acts, strictly prohibited by law. An employee must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

V.                                    ANTI-BRIBERY COMPLIANCE

The Company and its employees are subject to anti-bribery and anti-corruption legislation in a number of areas where the Company does business.  Anti-bribery and anti-corruption legislation such as the U.S. Foreign Corrupt Practices Act (“FCPA”) and the United Kingdom Bribery Act 2010 (“Bribery Act”) generally prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  A violation of FCPA, Bribery Act or similar legislation does not only violate the Company’s policy but also constitutes a civil or criminal offense. Employees are required to comply with the Company’s anti-bribery policy. No employee shall give or authorize directly or indirectly any illegal payments to government officials of any country.  While the such legislation does, in certain limited circumstances, allow nominal “facilitating payments” to be made, any such payment must be discussed with and approved by an employee’s supervisor in advance before it can be made.

VI.                               PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only.  Theft, carelessness and waste have a direct impact on the Company’s financial position.  Any use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•                  exercise reasonable care to prevent theft, damage or misuse of Company property;

•                  promptly report any actual or suspected theft, damage or misuse of Company property;

•                  safeguard all electronic programs, data, communications and written materials from unauthorized access; and

•                  use Company property only for legitimate business purposes.

Except as approved in advance by the Chief Executive Officer and Chief Financial Officer of the Company, the Company prohibits political contributions (directly or through trade associations) by any employee on behalf of the Company.  Prohibited political contributions include:

•                  any contributions of the Company’s funds or other assets for political purposes;

•                  encouraging individual employees to make any such contribution; and

•                  reimbursing an employee for any political contribution.

VII.                          INTELLECTUAL PROPERTY AND CONFIDENTIALITY

The Company’s intellectual property rights and confidential information are vital to the business of the Company. These intellectual property rights and confidential information must only be used by employees, directors and officers of the Company for legitimate Company purposes. Employees must comply with any intellectual property and confidentiality policies of the Company in place from time to time, as well as procedures for the use of confidentiality agreements. All employees have provisions relating to ownership of intellectual property rights and confidentiality in their employment agreements. All inventions, creative works, computer software, and technical or trade secrets developed by an employee in the course of performing the employee’s duties or primarily through the use of the Company’s assets or resources while working at the Company shall be the property of the Company.

VIII.                     INSIDER TRADING

From time to time employees and directors may have or receive information about the Company or other companies that has not been disclosed publicly (“inside information”).  Inside information that is likely to be considered important by investors is material. Employees or directors who have material inside information about the Company must refrain from trading in the Company’s stock, advising anyone else to do so or communicating the information to anyone outside the Company until the information is disseminated to the public. The prohibition on insider trading also applies to the securities of companies with which the Company does business and as to which employees and directors may have important information that has not been publicly disclosed. Regardless of whether they have material inside information, employees and directors are not permitted to engage in speculative transactions in the Company’s securities, including short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

All employees and directors should be familiar with the Company’s insider trading policy. Violation of the Company’s insider trading policy may result in civil liability and criminal penalties, as well as disciplinary action by the Company. Questions about the Company’s policy, and its procedure for pre-clearance of trading requests, should be directed to the Company Secretary, Margaret Henry (email: margaret.henry@adaptimmune.com or call: +44 1235 430036).

IX.                               ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

The Company is required to report its financial results and other material information about its business to the public and the SEC.  It is the Company’s policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts.  Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

•                  financial results that seem inconsistent with the performance of the underlying business;

•                  transactions that do not seem to have an obvious business purpose; and

•                  requests to circumvent ordinary review and approval procedures.

The Company’s senior financial officers and other employees working in the finance department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable.  Any practice or situation that might undermine this objective should be reported to the Compliance Officer.

Employees are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to:

•                  issuing or reissuing a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of IFRS, generally accepted auditing standards or other professional or regulatory standards);

•                  not performing audit, review or other procedures required by generally accepted auditing standards or other professional standards;

•                  not withdrawing an issued report when withdrawal is warranted under the circumstances; or

•                  not communicating matters required to be communicated to the Company’s Audit Committee.

X.                          COMPANY RECORDS

Accurate and reliable records are crucial to the Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are a source of essential data that guides business decision-making and strategic planning.  Company records include, but are not limited to, booking information, payroll, timesheets, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. Each employee is responsible for understanding and complying with the Company’s record keeping policy.  An employee should contact the Compliance Officer if he or she has any questions regarding the record keeping policy.

XI.                          COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with the laws of the cities, provinces, regions and countries in which the Company operates. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gratuities, employment harassment, environmental protection, occupational health and safety, false or misleading financial information, misuse of corporate assets and foreign currency exchange activities.  Employees are expected to understand and comply with all laws, rules and regulations that apply to their positions at the Company. If any doubt exists about whether a course of action is lawful, the employee should seek advice immediately from the Compliance Officer.

XII.                     DISCRIMINATION AND HARASSMENT

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment based on race, ethnicity, religion, gender, age, national origin or any other protected class.  For further information, employees should consult the VP Human Resources.

XIII.           FAIR DEALING

Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

XIV.                 HEALTH AND SAFETY

The Company strives to provide employees with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence or threats of violence are not permitted.

Each employee is expected to perform his or her duty to the Company in a safe manner, not under the influence of alcohol, illegal drugs or other controlled substances.  The use of illegal drugs or other controlled substances in the workplace is prohibited.

XV.                      SOCIAL MEDIA

Employees are expected to use good judgment when using social media and to ensure that their activities are consistent with the Company’s policies, including the policies on protection of confidential corporate information and intellectual property. Any questions concerning the use of social media should be directed to the Compliance Officer.

XVI.                 VIOLATIONS OF THE CODE

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

If an employee knows of or suspects a violation of this Code, it is such employee’s responsibility to immediately report the violation to the Compliance Officer, who will work with the employee to investigate his or her concern.  All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion.  The Compliance Officer and the Company will protect the employee’s confidentiality to the extent possible, consistent with the law and the Company’s need to investigate the employee’s concern.

It is the Company’s policy that any employee who violates this Code will be subject to appropriate discipline, including termination of employment, based upon the facts and circumstances of each particular situation.  An employee’s conduct, if it does not comply with the law or with this Code, can result in serious consequences for both the employee and the Company.

The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation will be subject to disciplinary action, including termination of employment.

XVII.            WAIVERS OF THE CODE

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances.  Waivers of this Code may be made only by the Board, or the appropriate committee of the Board, and may be promptly disclosed to the public if so required by applicable laws and regulations and rules of the Nasdaq Global Select Market.

XVIII.            CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics.  If employees have any questions about these guidelines, they should contact the Compliance Officer. We expect all employees to adhere to these standards.  Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management positions. If an employee engages in conduct prohibited by the law or this Code, such employee will be deemed to have acted outside the scope of his or her employment.  Such conduct will subject the employee to disciplinary action, including termination of employment.

This Code is in addition to and supplements any existing Company policy relating to a similar or related subject matter.  In particular, it is not designed to ensure compliance with applicable laws in the United Kingdom, which will continue to apply to the Company.